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                                                                      Exhibit 12
                                                                      ----------
STATEMENT re:  Computation of Ratios
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                                                                                                                   Pro Forma
                                                                                                            -----------------------
                                                                                          Nine Months          Year     Nine Months
                                                                                         Ended July 31,        Ended       Ended
                                                                                        ---------------     October 31,  July 31,
                                            1992     1993     1994     1995     1996      1996      1997       1996        1997
Fixed charges:                              ---------------------------------------------------------------------------------------
    Interest expense                        $ 0.9    $ 1.1    $ 2.8    $ 2.2    $  4.7    $  2.8    $12.2      $ 15.7     $ 22.0

    Redeemable Series A Preferred
      Stock Dividends                          --       --       --       --        --        --       --         3.5        3.2

    Approximate portion of rental
      expense representative of an
      interest factor (1/3 of rent expense)   2.0      2.7      3.0      5.2       8.0       5.5      6.0         8.0        6.0
                                            ---------------------------------------------------------------------------------------
Total fixed charges                           2.9      3.8      5.8      7.4      12.7       8.3     18.2        27.2       31.2

Income (loss) before income taxes
  and minority interest                      41.6     35.7     15.4     40.9     (51.4)    (42.5)    (2.5)      (63.9)     (15.5)
                                            ---------------------------------------------------------------------------------------
Income (loss) before income taxes
  and minority interest and total
  fixed charges                             $44.5    $39.5    $21.2    $48.3    $(38.7)   $ (34.2)  $15.7      $(36.7)    $ 15.7

Ratio of earnings to fixed charges           15.3     10.4      3.7      6.5      (3.0)     (4.1)     0.9        (1.3)       0.5
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